EXHIBIT 99.1
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CONTACTS:   Nicole  Maloney                         Peter  Hallett
            FitzGerald Communications Inc.          Insightful  Corporation
            415-986-9500  x211                      206-283-8802  x323
            nmaloney@fitzgerald.com                 phallett@insightful.com

                 INSIGHTFUL COPRPORATION OFFICIALLY CHANGES NAME
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                               FROM MATHSOFT, INC.
                               -------------------

                    SHAREHOLDERS APPROVE COMPANY NAME CHANGE

SEATTLE - JUNE 14, 2001 - Insightful Corporation (NASDAQ: IFUL), a leading provider of scalable enterprise software solutions for data analysis, today announced shareholder approval of its name change to Insightful Corp. from MathSoft, Inc. To focus on the faster growing data analysis market and to provide the best opportunity to deliver long-term shareholder value, the Company sold its Engineering and Education Products Division (EEPD) in January 2001 and has been doing business as Insightful.

"The establishment of Insightful enabled us to re-focus our resources and capitalize on our core strengths in data analysis to tap into the growing market for predictive analysis, data mining and business intelligence," said Shawn Javid, president and CEO of Insightful Corp. "We have been able to accomplish this goal, posting a record first quarter in 2001. We continue to attract blue chip customers from across our core vertical markets. Businesses choose Insightful software because it creates intelligence from data, so people across the enterprise can make better decisions, react faster to changes and opportunities, and predict trends."

Following the sale of the EEPD Division, Insightful Corp. focused on providing enterprises with scaleable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. Insightful's success is evidenced by the opening of its New York City office, the launch of S-PLUS Analytic Server and profitable growth during the first quarter of 2001.
Insightful  reported  revenues  of  $15.2  million  in  2000.

All proposals put to shareholder vote on June 7, 2001 at the Company's annual meeting were approved per the directors' recommendations. For details see: www.insightful.com/investor

                                    - more -


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ABOUT  INSIGHTFUL  CORPORATION
Insightful Corp. (NASDAQ: IFUL) provides enterprises with scaleable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistics, data mining and predictive analysis deployed via desktop, client/server and Web-based applications.

Insightful products, including S-PLUS(R), StatServer(R) and S-PLUS Analytic Server(TM), play a key role in data warehousing and business intelligence initiatives, because they supply analytics that effectively convert raw data into insight. Insightful also provides analytic consulting services, application development outsourcing, data integration and hands-on training ranging from the fundamentals of predictive modeling to deployment of Web-based analytics. Insightful customers include major financial services, biotechnology, pharmaceutical, technology manufacturing and telecom firms throughout the world, in addition to a large number of research institutions in government and academia.

The company has 150 employees, with corporate offices in Seattle, New York City and Bagshot, England, plus international distributors. More information about Insightful Corporation is available at www.insightful.com, at 206-283-8802, by fax at 206-283-8691 or at 1700 Westlake Ave N, Suite 500, Seattle, WA 98109.


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